UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2021

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street
Bristol
Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 14, 2021, the Board of Directors (“Board”) of Barnes Group Inc. (the "Company") appointed Ms. Julie K. Streich, 50, to the position of Senior Vice President, Finance and Chief Financial Officer, effective May 3, 2021, following the filing with the Securities and Exchange Commission of the Company’s Form 10-Q for the period ending March 31, 2021 (the “Effective Date”). Ms. Streich will also serve as the Company’s Principal Financial Officer. Prior to joining the Company, Ms. Streich served in various roles at Centrica PLC from 2012 through 2020. Most recently, Ms. Streich served as Centrica PLC’s Senior Vice President, Head of Finance Operations from 2019 to 2020, as Vice President, Group Head of Global Planning and Analytics from 2017 to 2019, and as Chief Financial Officer of its Direct Energy Home business from 2016 to 2017. Prior to joining Centrica in 2012, Ms. Streich held finance positions of increasing responsibility with Pentair Process Technologies, Irwin Financial Corporation, Eagle Materials, MeadWestvaco, and Menasha Corporation.

There are no family relationships between Mr. Streich and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Ms. Streich and any other persons pursuant to which she was selected as an officer of the Company, and there are no transactions in which she has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Streich will have an initial annual salary of $475,000, and will receive a one-time cash award of $100,000, which is subject to clawback if she voluntarily terminates her employment within one year of payment. She will also receive an allowance of $10,000 for relocation costs. Ms. Streich will participate in the Company’s annual incentive compensation plan, on terms generally consistent with those applicable to other executive officers. Her target bonus will be 50% of her base salary, with a maximum bonus opportunity of 150%, on a prorated basis in 2021. Ms. Streich will participate in all other benefit plans and perquisites which the Company makes available to its executive officers from time to time, on a basis commensurate with her position.

As of the Effective Date, Ms. Streich will be awarded long-term equity, governed by the 2014 Barnes Group Inc. Stock and Incentive Award Plan (the “Plan”) as follows:

▪Options to purchase 10,314 shares of the Company’s common stock (“Shares”), with an exercise price equal to the fair market value (as defined in the Plan) of Shares on the grant date. These options will vest one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant.

▪3,658 time-vested Restricted Stock Units, with each unit having the equivalent value of one Share. The restrictions will lapse one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. Ms. Streich will receive dividends on these restricted stock units as such dividends are declared by the Company.

▪6,098 Performance Share Awards, with each unit having the equivalent value of one Share. Shares earned, if any, will be paid out upon vesting. Dividends will accrue on these performance share awards.

As of the Effective Date, the Company will also enter into a severance (change in control) agreement with Ms. Streich on substantially the same terms entered into between the Company and its executive officers.

Upon the Effective Date of Ms. Streich’s appointment, Ms. Marian Acker, currently serving as the Company’s Interim Chief Financial Officer and Principal Financial Officer, will continue her prior duties as Vice President, Controller of the Company, and the Company’s Principal Accounting Officer.

Further details concerning the Company’s executive compensation program are described in the Company’s definitive proxy statement filed March 26, 2021, under the heading “Compensation Discussion and Analysis.”

The Company issued a press release on April 29, 2021, announcing the appointment of Ms. Streich as the Company’s Senior Vice President, Finance and Chief Financial Officer, a copy of which is attached to this Form 8-K as Exhibit 99.1. The Company has elected to delay the filing of this Current Report on Form 8-K until its public announcement of Ms. Streich’s hiring in a press release in reliance on the instruction provided under Item 5.02(c) of Form 8-K.

Item 8.01.    Other Events.
The Company issued a press release on April 29, 2021 announcing the appointment of Ms. Streich. A copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.
10.1	Offer Letter to Julie K. Streich dated April 20, 2021.
99.1	Press Release dated April 29, 2021.
104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES GROUP INC.
(Registrant)

Date: April 29, 2021	By:	/s/ James C. Pelletier
James C. Pelletier Senior Vice President, General Counsel and Secretary